Exhibit 23.4

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-8 of ConvergeOne Holdings, Inc. of our report dated November 10, 2017, relating to the consolidated financial statements of SPS Holdco, LLC, appearing in the Current Report Form 8-K filed by ConvergeOne Holdings, Inc. on February 26, 2018.

/s/ RSM US LLP

New York, New York

March 20, 2018